Exhibit 99.1

RAPT Therapeutics and Shanghai Jemincare Pharmaceutical Announce Exclusive License Agreement for Novel Long-Acting anti-IgE Antibody

- RAPT obtains worldwide rights excluding China -

- Jemincare receives $35 million upfront payment, up to $672.5 million in milestone payments and high single-digit to low-double digit royalties on future sales -

- Jemincare is currently conducting Phase 2 trials in asthma and chronic spontaneous urticaria in China -

- RAPT plans to initiate Phase 2b trial in food allergy next year -

- RAPT to host a conference call at 8:30 a.m. ET -

SOUTH SAN FRANCISCO, Calif. – December 23, 2024 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing novel therapies for patients with significant unmet needs in inflammatory diseases, and Shanghai Jemincare Pharmaceutical Co., Ltd (“Jemincare”), a subsidiary of Jiangxi Jemincare Group, a leading pharmaceutical company in China, today announced they have entered into an exclusive license agreement for JYB1904 (RAPT designation RPT904), a clinical-stage, half-life extended anti-immunoglobulin E (IgE) monoclonal antibody. Under the terms of the license agreement, RAPT is granted worldwide rights excluding mainland China, Hong Kong, Macau and Taiwan (together, the “Jemincare Territory”) to develop and commercialize RPT904. As consideration for the license, Jemincare receives a $35 million upfront license fee, up to $672.5 million in additional payments upon the achievement of various regulatory and commercial milestones, and royalties on future sales of RPT904 outside the Jemincare Territory. RPT904 is being developed to offer patients a potentially improved therapeutic option compared to omalizumab (marketed as Xolair®), an anti-IgE monoclonal antibody approved for several allergic disorders, including asthma, chronic spontaneous urticaria (CSU), chronic rhinosinusitis with nasal polyps and, most recently, food allergy. RAPT plans to pursue development of RPT904 initially in food allergy. Separately, Jemincare is conducting Phase 2 clinical trials of JYB1904 in China in asthma and CSU.

“We’re delighted to partner with Jemincare and excited by RPT904 and its potential to be a novel best-in-class treatment option for patients with food allergy. Omalizumab’s rapid uptake in food allergy since its approval earlier this year confirms the high unmet need and large opportunity in this growing market,” commented Brian Wong, M.D., Ph.D., President and CEO of RAPT. “RPT904 targets the same clinically validated epitope as omalizumab and combined with extended half-life, gives this molecule a best-in-class profile. We plan to initiate a Phase 2b clinical trial of RPT904 in food allergy in the second half of 2025.”

“We are delighted to be working with RAPT Therapeutics to advance development of JYB1904 in food allergy and other allergic disorders. We trust this partnership could significantly enhance and accelerate the development and potential commercialization of JYB1904 to benefit patients,” commented Xiaoxiang Li, President of Jemincare.

Jemincare has completed a randomized, double-blinded, Phase 1 single-dose dose-escalation study in 56 healthy volunteers in China focused on safety, pharmacokinetics (“PK”) and pharmacodynamics (“PD”). Five dose levels of JYB1904 and one dose level of omalizumab were compared to placebo. Overall safety and tolerability of JYB1904 was good, and all treatment-related adverse events were Grade 1-2. The pharmacokinetics of JYB1904 were approximately dose-proportional, and the median half-life of JYB1904 was more than two times that of omalizumab at the same dose. The Phase 1 study also showed deeper and more sustained reduction of free IgE and higher total IgE accumulation by JYB1904 compared to omalizumab at the same dose.

Jemincare is currently conducting two Phase 2 trials of JYB1904 in China. The Phase 2 trial in asthma is primarily focused on PK and PD profiles compared to omalizumab to help inform dosing for a potential Phase 3 registrational trial. Jemincare expects to have topline data from the Phase 2 asthma trial in the second half of 2025. The Phase 2 trial in CSU is focused on evaluating safety and efficacy, and Jemincare expects to have topline data from this trial in the first half of 2026.

Webcast Conference Call Information

RAPT will host a webcast conference call today, December 23, 2024 at 8:30 a.m. ET. To join the conference call via phone and participate in the live Q&A session, please pre-register online here to receive a telephone number and unique passcode required to enter the call. The live webcast and audio archive of the presentation may be accessed on the RAPT Therapeutics website at https://investors.rapt.com/events-and-presentations.

About JYB1904/RPT904

JYB1904/RPT904 is a novel, half-life extended anti-IgE monoclonal antibody (mAb) for the treatment of patients with food allergies, chronic spontaneous urticaria and other allergic inflammatory diseases. RPT904 is designed to bind free human immunoglobulin E (IgE), a key driver of allergic diseases, and in early clinical studies has demonstrated more than twice the half-life, as well as extended pharmacokinetics and pharmacodynamic properties, compared to omalizumab (Xolair®), a first generation anti-IgE mAb.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing therapies for patients with significant unmet needs in inflammatory diseases. The company leverages its proprietary discovery and development platform to advance both biologics and selective small molecules aimed at normalizing critical immune drivers underlying these conditions.

About Jemincare

Jiangxi Jemincare Group Co., Ltd. is a leading pharmaceutical company from China. Founded in 1999, Jemincare is mainly engaged in the pharmaceutical industry. The company is dedicated to the development, manufacturing and commercialization of therapeutics in its strategic fields including oncology, nephrology, cerebro-cardiovascular, anti-infection, analgesic, respiratory and Pediatrics.

Shanghai Jemincare Pharmaceutical Co., Ltd is the R&D center of Jiangxi Jemincare Group Co., Ltd. Shanghai Jemincare has developed a strong scientific team with end-to-end drug discovery and development capability. More than 10 programs have entered clinical stage from Jemincare’s in-house pipeline. For more information, please visit www.jemincare.com

RAPT Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the licensing agreement and potential future milestone payments and royalties; the company’s business and clinical development plans, including plans to develop RPT904 and associated clinical trial and development timelines; the potential therapeutic potential of RPT904; the potential commercial opportunity for RPT904; the ability to obtain necessary regulatory approvals and other statements that are not historical fact. Factors that may cause actual results to differ materially from the plans, intentions and expectations disclosed in these forward-looking statements include uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of RAPT’s product candidates; the risk that clinical trials may have unsatisfactory outcomes; risks associated with preclinical development of product candidates; risks that efforts to secure licensing and other business development opportunities may not be successful; and other important factors, detailed in RAPT’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

Media Contact:

Aljanae Reynolds

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